Elbit Systems Ltd.
Policy Regarding Recovery of Erroneously Awarded Compensation
(the “Clawback Policy”)

Approved by the Board of Directors in November 2023

1.General. The purpose of this Clawback Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company in accordance with the Clawback Rules. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form to be approved by the Administrator, pursuant to which such Executive Officer will acknowledge that he or she is bound by the terms of this Clawback Policy; provided, however, that this Clawback Policy shall apply to, and be enforceable against, any Executive Officer and his or her successors (as specified in Section 12 97 of this Clawback Policy) regardless of whether or not such Executive Officer properly signs and returns to the Company such Acknowledgement Form and regardless of whether or not such Executive Officer is aware of his or her status as such. Pursuant to this Clawback Policy, the Company shall recover from Executive Officers reasonably promptly the amount of Erroneously Awarded Compensation in the event that Elbit Systems is required to prepare an Accounting Restatement. This Clawback Policy is designed to comply with the Clawback Rules.
2.Administration. Except as specifically set forth herein, this Clawback Policy shall be administered by the Administrator. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Clawback Policy. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Clawback Policy (other than with respect to any recovery under this Clawback Policy involving such officer or employee).
3.Definitions. For purposes of this Clawback Policy, the following capitalized terms shall have the meanings set forth below.
(a)Accounting Restatement. An accounting restatement (i) due to the material noncompliance of Elbit Systems with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)Administrator. The Committee or any other committee designated by the Board, unless the Board determines to administer this Clawback Policy itself.
(c)Acknowledgement Form. An Acknowledgement Form to be approved by the Administrator, pursuant to which such Executive Officer will acknowledge that he or she is bound by the terms of this Clawback Policy.
(d)Board. Board of Directors of Elbit Systems.
(e)Company. Elbit Systems Ltd. and as the Administrator determines is applicable, together with each of its direct and indirect subsidiaries.
(f)Clawback-Eligible Incentive Compensation. With respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such individual: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while Elbit Systems has a class of securities listed on the Nasdaq (or any other U.S. national securities exchange or a national securities association); and (iv) during the applicable Clawback Period.
(g)Clawback Period. With respect to any Accounting Restatement, the three completed fiscal years immediately preceding the date that Elbit Systems is required to prepare an Accounting Restatement pursuant to Section 5 of this Clawback Policy and any transition period (that results from a change in Elbit Systems' fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(h)Clawback Policy. This Policy Regarding the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
(i)Clawback Rules. Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) or the Nasdaq pursuant to Rule 10D-1 under the Exchange Act (including Nasdaq Listing Rule 5608).
(j)Committee. The Compensation Committee of the Board.
(k)Effective Date. October 2, 2023.
(l)Elbit Systems. Elbit Systems Ltd.
(m)Erroneously Awarded Compensation. As defined under Article VI of this Clawback Policy.
(n)Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(o)Executive Officer. Solely for the purpose of this policy, an individual who is or was at any time during the applicable time of determination, an executive officer as determined by the Administrator, in accordance with the definition of “Executive Officer” as set forth in the Clawback Rules, which includes a company's President, Principal Financial Officer, Principal Accounting Officer (or if there is no such accounting officer, the Controller), any Vice-President of a company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other individual who performs similar policymaking functions for a company. The Administrator shall have sole and full discretion to determine which individuals at the Company shall be considered an “Executive Officer” for purposes of this Clawback Policy.
(p)Financial Reporting Measures. Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall also be considered Financial Reporting Measures for the purposes of this Clawback Policy. A Financial Reporting Measure need not be presented within Elbit Systems' financial statements or included in a filing with the SEC.
(q)Impracticable. As defined under Article VIII of this Clawback Policy.
(r)Incentive-Based Compensation. Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(s)Method of Recovery. Includes, but is not limited to: (i) requiring reimbursement of Erroneously Awarded Compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by applicable law, as determined by the Administrator.
(t)Nasdaq. The Nasdaq Stock Market.
(u)Received. For the purpose of this Clawback Policy, Incentive-Based Compensation is deemed Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after or prior to (in the form of an advance) the end of that period.
(v)SEC. Securities and Exchange Commission.
4.Application. This Clawback Policy shall apply to all Clawback-Eligible Incentive Compensation.
5.Recovery Period. For purposes of determining the relevant Clawback Period, the date that Elbit Systems is required to prepare an Accounting Restatement is the earlier to occur of:
(a)The date Elbit Systems' Board, a committee of the Board, or the officer or officers of Elbit Systems authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Elbit Systems is required to prepare an Accounting Restatement; or
(b)The date a court, regulator, or other legally authorized body directs Elbit Systems to prepare an Accounting Restatement.
6.Calculation of Erroneously Awarded Compensation. The amount of “Erroneously Awarded Compensation” under this Clawback Policy is the amount of Clawback-Eligible Incentive Compensation Received that exceeds the amount of Clawback-Eligible Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For Clawback-Eligible Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
(a)The amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Clawback-Eligible Incentive Compensation was Received; and
(b)Elbit Systems shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

7.Repayment of Erroneously Awarded Compensation.
(a)    In the event Elbit Systems is required to prepare an Accounting Restatement, the Administrator shall reasonably promptly (in accordance with the applicable Clawback Rules) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. The Executive Officer shall return such amount of Erroneously Awarded Compensation to the Company. The Administrator is authorized, however not obliged, to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Clawback Policy. The Company’s obligation to recover Erroneously Awarded Compensation does not depend on whether or when the restated financial statements are filed.
(b)     In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Administrator shall recover reasonably promptly the Erroneously Awarded Compensation through any Method of Recovery it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except to the extent permitted pursuant to the Clawback Rules, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated in this Section if recovery would be Impracticable as set forth in Section 8. In implementing the actions contemplated in this Section 7, the Administrator will act in accordance with the listing standards and requirements of the Nasdaq or the rules of another U.S. national securities exchange or national securities association on which Elbit Systems' securities are listed and with the applicable Clawback Rules.
8.Impracticability. The Company shall recover Erroneously Awarded Compensation in compliance with this Clawback Policy except in cases where the Committee, or in the absence of such a Committee, a majority of the independent directors serving on the Board, has made a determination that recovery would be “Impracticable” for the following limited reasons (and subject to the following procedural and disclosure requirements) set forth below:
(a)The direct expense to be paid to a third party to assist in enforcing the Clawback Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, Elbit Systems shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;
(b)Recovery would violate Israeli law adopted prior to November 28, 2022; provided that prior to concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Israeli law, Elbit Systems shall obtain an opinion of Israeli counsel, acceptable to Nasdaq, that recovery would result in such a violation, and provide such opinion to Nasdaq; or
(c)Recovery would likely cause an otherwise U.S. tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

9.Indemnification Prohibition. The Company shall not: (i) indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy and/or pursuant to the Clawback Rules or (ii) pay or reimburse any Executive Officer for the cost of third-party insurance purchased by an Executive Officer to cover any such loss under this Clawback Policy and/or pursuant to the Clawback Rules. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation from the application of this Clawback Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Clawback Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.
10.Amendment; Termination. The Administrator will amend any or all of the provisions of this Clawback Policy as it reasonably deems necessary or appropriate, including as and when it determines that it is legally required by any federal securities law, SEC rule, Nasdaq rule or the rule of any other U.S. national securities exchange or national securities association on which Elbit Systems' securities are listed. The Administrator may terminate this Clawback Policy at any time. Notwithstanding anything in this Section 10 to the contrary, no amendment or termination of this Clawback Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Clawback Rules, any federal securities law, SEC rule, Nasdaq rule or the rule of any other U.S. national securities exchange or national securities association on which Elbit Systems' securities are listed. Furthermore, unless otherwise determined by the Administrator or as otherwise amended, this Clawback Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Clawback Rules.
11.Other Recoupment Rights; No Additional Payments. The Administrator intends that this Clawback Policy will be applied to the fullest extent permitted by applicable law. The Administrator may, but is not obliged to, require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Clawback Policy. Such amendment may be made through the acknowledgement Form, or otherwise. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with the Clawback Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company shall continue to be bound by the terms of the Clawback Policy with respect to Incentive-Based Compensation subject to this Clawback Policy. Any right of recoupment under this Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company. To the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Clawback Policy. Nothing in this Clawback Policy precludes the Company from implementing any additional clawback or recoupment policies with respect to Executive Officers, including without limitation under Elbit Systems' Compensation Policy for Executive Officers and Directors, to the extent applicable. Application of this Clawback Policy does not preclude the Company from taking any other action to enforce any Executive Officer’s obligations to the Company or the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or Company with respect to any Executive Officer.

12.Construction; Miscellaneous.
(a)In the event of a conflict between this Clawback Policy and any provision of Elbit Systems' Compensation Policy for Executive Officers and Directors, this Clawback Policy shall govern.
(b)This Clawback Policy is intended to comply with the Clawback Rules and, in the event of a conflict, the Clawback Rules shall govern. This Clawback Policy shall remain in effect only so long as the Clawback Rules apply to Elbit Systems.
(c)The Administrator is authorized to interpret and construe this Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Clawback Policy. It is intended that this Clawback Policy be interpreted in a manner that is consistent with the requirements of the Clawback Rules. The terms of this Clawback Policy shall also be construed and enforced in such a manner as to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Administrator determines is applicable. In the event any provision of this Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.
(d)This Clawback Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent required by the Clawback Rules or as otherwise determined by the Administrator.
(e)Elbit Systems shall file all disclosures with respect to this Clawback Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.